Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter Results and Pays Down $100 million of Debt

Reiterates 2023 Guidance and Long-Term Targets

First Quarter Revenue of $98.6 million, up 6% Year-over-Year; Net Income of $20.4 million; and Adjusted EBITDA(1) of $39.7 million

BROOMFIELD, CO - May 3, 2023 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended March 31, 2023.

Q1 2023 Highlights

•
Total revenue of $98.6 million increased 6% compared to Q1 2022, fueled by strong growth in service revenue.
o
Record service revenue of $78.5 million increased 11% compared to Q1 2022 and 1% compared to Q4 2022.
o
Equipment revenue of $20.1 million decreased 9% compared to Q1 2022 and 35% compared to record equipment revenue in Q4 2022.
•
AVANCE equipment units shipped totaled 223, a decrease of 9% compared to Q1 2022 and 43% compared to Q4 2022.
•
Total ATG aircraft online (“AOL”) reached 7,046 an increase of 8% compared to Q1 2022 and 2% compared to Q4 2022.
o
Total AVANCE AOL grew to 3,447, an increase of 28% compared to Q1 2022 and 5% compared to Q4 2022. AVANCE units comprised approximately 49% of total AOL as of March 31, 2023, up from 41% as of March 31, 2022.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,389 increased 2% compared to Q1 2022 and increased slightly compared to Q4 2022.
•
Net income decreased to $20.4 million in Q1 2023 from $22.2 million in Q1 2022. Q1 2023 net income is net of a $4.4 million income tax provision compared to a provision of $1.9 million in Q1 2022.
o
Diluted earnings per share was $0.15 compared to $0.18 in Q1 2022, driven primarily by lower net income in Q1 2023.
•
Adjusted EBITDA(1) of $39.7 million, which includes approximately $1.5 million of operating expenses related to Global Broadband, decreased 7% compared to Q1 2022 and 14% compared to Q4 2022.
•
Cash provided by operating activities of $18.5 million in Q1 2023 increased from $17.9 million in the prior year period.
o
Free Cash Flow(1) was $20.0 million in Q1 2023 compared to $8.8 million in the prior-year period and decreased from $25.0 million in Q4 2022.
o
Cash, cash equivalents and short-term investments totaled $188.0 million as of March 31, 2023 compared to $175.3 million as of December 31, 2022.

•
On May 3, the Company will pay down $100 million principal amount of its outstanding Term Loan. The transaction will reduce the Company’s cash interest by approximately $4.5 million in 2023 based on forward SOFR rates and $8.5 million on an annualized basis based on current SOFR rates.

“Channel momentum is building for our on-track launches of 5G in Q4 this year and our LEO-based Global Broadband product in the second half of 2024,” said Oakleigh Thorne, Chairman and CEO. “Business aviation demand for inflight connectivity remains robust and we expect our channel partners to make continued progress in installing our record 2022 equipment shipments.”

“Gogo reiterates its 2023 guidance and anticipates approximately 50% year-over-year growth in Free Cash Flow while incurring $30 million in 5G and GBB investments and other operational initiatives,” said Jessi Betjemann, Executive Vice President and CFO. “Our $100 million debt paydown will reduce cash interest by approximately $8.5 million on an annualized basis and we reiterate our target for over $200 million in Free Cash Flow in 2025.”

2023 Financial Guidance and Long-Term Financial Targets

The Company reiterates the following guidance for 2023:

•
Total revenue in the range of $440 million to $455 million.
•
Adjusted EBITDA(1) of $150 million to $160 million, reflecting operating expenses of approximately $30 million for strategic and operational initiatives including Gogo 5G and Global Broadband.
•
Free Cash Flow(1) of $80 million to $90 million. Free Cash Flow includes capital expenditures of approximately $30 million to $40 million, of which $20 million is tied to Gogo 5G.

The Company reiterates the following long-term financial targets:

•
Revenue growth at a compound annual growth rate of approximately 17% from 2022 through 2027, with Global Broadband contributing to revenue beginning in 2025.
•
Annual Adjusted EBITDA Margin(1) in the mid-40% range by 2027.
•
Free Cash Flow(1) of more than $200 million beginning in 2025 and growing thereafter.

The Company’s 2023 financial guidance and long-term targets include Gogo 5G and Global Broadband but do not reflect the impact of the Federal Communications Commission’s Secure and Trusted Communications Networks Reimbursement Program (the “FCC Program”). The Company plans to provide financial guidance on its second quarter 2023 earnings call regarding its planned participation in the FCC program.

(1)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its first quarter conference call on May 3, 2023 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please click on the below link to retrieve your unique conference ID to use to access the earnings call:

https://register.vevent.com/register/BI0e1a1410059648adb2f3169167b910c8

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2023, Adjusted EBITDA Margin for fiscal 2027 and Free Cash Flow for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and increasing inflation; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, including the COVID-19 pandemic, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of increased attention to climate change, ESG matters and conservation measures; our ability to evaluate or pursue strategic opportunities; our ability to develop and deploy Gogo 5G, Global Broadband or other next generation technologies; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of the internet and conflict minerals; our possession and use of personal information; risks associated with participation in the FCC Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness; limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 and in our quarterly report on Form 10-Q as filed with the SEC on May 3, 2023.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of March 31, 2023, Gogo reported 3,447 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 7,046 aircraft flying with its ATG systems onboard, and 4,458 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2023	2022
Revenue:
Service revenue	$78,499	$70,667
Equipment revenue	20,098	22,083
Total revenue	98,597	92,750
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	16,797	14,634
Cost of equipment revenue (exclusive of amounts shown below)	18,126	14,281
Engineering, design and development	7,879	5,406
Sales and marketing	6,877	6,231
General and administrative	14,199	13,458
Depreciation and amortization	2,791	3,791
Total operating expenses	66,669	57,801
Operating income	31,928	34,949
Other expense (income):
Interest income	(1,916)	(47)
Interest expense	8,976	10,889
Other expense (income), net	31	(26)
Total other expense	7,091	10,816
Income before income taxes	24,837	24,133
Income tax provision	4,388	1,937
Net income	$20,449	$22,196

Net income attributable to common stock per share:
Basic	$0.16	$0.20
Diluted	$0.15	$0.18
Weighted average number of shares:
Basic	129,136	111,414
Diluted	133,602	134,095

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$163,266	$150,550
Short-term investments	24,728	24,796
Total cash, cash equivalents and short-term investments	187,994	175,346
Accounts receivable, net of allowances of $1,532 and $1,778, respectively	46,698	54,210
Inventories	54,496	49,493
Prepaid expenses and other current assets	46,259	45,100
Total current assets	335,447	324,149
Non-current assets:
Property and equipment, net	104,685	104,595
Intangible assets, net	50,444	49,509
Operating lease right-of-use assets	73,468	75,261
Other non-current assets, net of allowances of $487 and $501, respectively	34,478	43,355
Deferred income taxes	160,716	162,657
Total non-current assets	423,791	435,377
Total assets	$759,238	$759,526
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$14,487	$13,646
Accrued liabilities	49,300	60,056
Deferred revenue	2,357	3,418
Current portion of long-term debt	7,250	7,250
Total current liabilities	73,394	84,370
Non-current liabilities:
Long-term debt	688,991	690,173
Non-current operating lease liabilities	77,265	79,241
Other non-current liabilities	7,731	7,611
Total non-current liabilities	773,987	777,025
Total liabilities	847,381	861,395
Stockholders’ deficit
Common stock	14	14
Additional paid-in capital	1,386,295	1,385,933
Accumulated other comprehensive income	23,043	30,128
Treasury stock, at cost	(158,375)	(158,375)
Accumulated deficit	(1,339,120)	(1,359,569)
Total stockholders’ deficit	(88,143)	(101,869)
Total liabilities and stockholders’ deficit	$759,238	$759,526

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2023	2022
Operating activities:
Net income	$20,449	$22,196
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,791	3,791
Loss on asset disposals, abandonments and write-downs	107	14
Provision for expected credit losses	93	259
Deferred income taxes	4,273	1,887
Stock-based compensation expense	5,041	4,007
Amortization of deferred financing costs and interest rate caps	764	947
Accretion of debt discount	108	115
Changes in operating assets and liabilities:
Accounts receivable	7,405	(4,571)
Inventories	(5,003)	(2,491)
Prepaid expenses and other current assets	(8,632)	392
Contract assets	557	(2,407)
Accounts payable	1,191	(857)
Accrued liabilities	(9,620)	(5,926)
Deferred revenue	(1,054)	(226)
Accrued interest	130	1,349
Other non-current assets and liabilities	(86)	(613)
Net cash provided by operating activities	18,514	17,866
Investing activities:
Purchases of property and equipment	(3,112)	(7,598)
Acquisition of intangible assets—capitalized software	(1,484)	(1,457)
Proceeds from interest rate caps	6,087	—
Redemptions of short-term investments	24,796	—
Purchases of short-term investments	(24,728)	—
Net cash provided by (used in) investing activities	1,559	(9,055)
Financing activities:
Payments on term loan	(1,813)	(1,813)
Payments on financing leases	(57)	(43)
Stock-based compensation activity	(5,575)	(23)
Net cash used in financing activities	(7,445)	(1,879)
Effect of exchange rate changes on cash	88	(16)
Increase in cash, cash equivalents and restricted cash	12,716	6,916
Cash, cash equivalents and restricted cash at beginning of period	150,880	146,268
Cash, cash equivalents and restricted cash at end of period	$163,596	$153,184
Cash, cash equivalents and restricted cash at end of period	$163,596	$153,184
Less: current restricted cash	—	25
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$163,266	$152,829
Supplemental cash flow information:
Cash paid for interest	$15,014	$8,577
Cash paid for taxes	12	0
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$9,973	$7,993

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended March 31,
	2023	2022
Aircraft online (at period end)
ATG	7,046	6,526
Narrowband satellite	4,458	4,522
Average monthly connectivity service revenue per aircraft online
ATG	$3,389	$3,321
Narrowband satellite	304	235
Units sold
ATG	223	246
Narrowband satellite	49	69
Average equipment revenue per unit sold (in thousands)
ATG	$70	$73
Narrowband satellite	54	46

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Narrowband satellite aircraft online. We define narrowband satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per narrowband satellite aircraft online. We define average monthly connectivity service revenue per narrowband satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per narrowband satellite unit sold. We define average equipment revenue per narrowband satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended March 31,		% Change
	2023	2022	2023 over 2022
Service revenue	$78,499	$70,667	11.1%
Equipment revenue	20,098	22,083	(9.0)%
Total revenue	$98,597	$92,750	6.3%

	For the Three Months Ended March 31,		% Change
	2023	2022	2023 over 2022
Cost of service revenue (1)	$16,797	$14,634	14.8%
Cost of equipment revenue (1)	$18,126	$14,281	26.9%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended March 31,		For the Three Months Ended December 31,
	2023	2022	2022
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$20,449	$22,196	$27,670
Interest expense	8,976	10,889	9,430
Interest income	(1,916)	(47)	(1,455)
Income tax provision	4,388	1,937	3,039
Depreciation and amortization	2,791	3,791	2,574
EBITDA	34,688	38,766	41,258
Stock-based compensation expense	5,041	4,007	4,964
Adjusted EBITDA	$39,729	$42,773	$46,222

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$18,514	$17,866	$31,466
Consolidated capital expenditures (1)	(4,596)	(9,055)	(9,982)
Proceeds from interest rate caps (1)	6,087	—	3,489
Free cash flow	$20,005	$8,811	$24,973

(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2023 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$85	$105
Consolidated capital expenditures	(30)	(40)
Proceeds from interest rate caps	25	25
Free cash flow	$80	$90

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from our interest rate caps, less purchases of property and equipment. We believe that Free Cash Flow provides meaningful information regarding our liquidity.